Exhibit 99.2(k)(4)

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.
for itself and as agent for the BNPP Entities

By:	/s/ Ellen Christian
Name: Ellen Christian
Title: Secondee

ALPINE GLOBAL DYNAMIC DIVIDEND FUND

Name of Customer

By:	/s/ Ron Palmer
Name: Ron Palmer
Title: CFO

Delaware

Jurisdiction of organization

Mutual Fund

Type of organization

2500 Westchester Ave., Suite 215 Purchase NY 10577

Place of business / chief executive office

N/A

Organizational identification number

Addresses for Notices to Customer

Address: 2500 Westchester Ave., Suite 215, Purchase, NY 10577

Attention: Ron Palmer

Telephone: (914) 251-0880	Fax	Email: rpalmer@alpinefunds.com

Exhibit A to U.S. PB Agreement – Account Agreement

This account agreement (including all schedules attached hereto, this “Account Agreement”) is entered into between Customer and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities. This Account Agreement is incorporated as an exhibit to the U.S. PB Agreement (the “Agreement”) and sets forth the terms and conditions on which the BNPP Entities will open and maintain accounts (the “Accounts”) for cash loans and other products or services and otherwise transact business with Customer. Certain capitalized terms used in this Agreement are defined in Section 17.

1.	Collateral Maintenance, Repayment of Financing - BNPP PB may, in its sole discretion, from time to time make loans to Customer in amounts as determined by BNPP PB in its sole discretion and on the terms and conditions as set forth herein. Customer will at all times maintain in, and upon written or oral demand furnish to, the Accounts, or otherwise provide to the BNPP Entities, in a manner satisfactory to the BNPP Entities, assets of the types and in the amounts required by the BNPP Entities in light of outstanding Contracts (“Deliverable Collateral”) as set forth in Appendix A attached hereto, which shall be subject to adjustment by BNPP PB at any time in its sole discretion. Loan proceeds, if any, shall be delivered to an account specified by Customer to BNPP PB in writing. Immediately upon written or oral demand by BNPP PB, Customer shall pay to BNPP PB in immediately available U.S. funds any principal balance of, accrued unpaid interest on, and any other Obligation owing in respect of, any Account.

2.	Security Interest -

(a)	Grant of Security Interest. Customer hereby assigns and pledges to the BNPP Entities all Collateral, and Customer hereby grants a continuing first priority security interest therein, a lien thereon, and a right of set off against, any Collateral, and all such Collateral shall be subject to a general lien and a continuing first security interest and fixed charge, in each case securing the discharge of all Obligations, Contracts with BNPP Entities and liabilities of Customer to the BNPP Entities hereunder and thereunder, whether now existing or hereafter arising and irrespective of whether or not any of the BNPP Entities have made advances in connection with such Collateral, and irrespective of the number of accounts Customer may have with any of the BNPP Entities, and of which BNPP Entity holds such Collateral.

(b)	No other Liens. All Collateral delivered to a BNPP Entity shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the BNPP Entities), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the BNPP Entities’ favor. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or the BNPP Entities shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.

(c)	Perfection. Customer shall execute such documents and take such other actions as the BNPP Entities shall reasonably request in order to perfect the BNPP Entities’ rights with respect to any such Collateral. Without limiting the generality of the foregoing, Customer agrees to record the security interests granted hereunder in any internal or external register of mortgages and charges maintained by or with respect to Customer under Applicable Law. Customer shall pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay, or cause to be paid, from the Accounts any and all Taxes imposed on the Collateral by any authority. In addition, Customer appoints the BNPP Entities as Customer’s attorney-in-fact to act on Customer’s behalf to sign, seal, execute and deliver all documents, and do all acts, as may be required, or as any BNPP Entity shall reasonably determine to be advisable, to perfect the security interests created hereunder in, provide for any BNPP Entity to have control of, or realize upon any rights of any BNPP Entity in, any or all of the Collateral. The BNPP Entities and Customer each acknowledge and agree that each account maintained by any of the BNPP Entities to which any Collateral is credited is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of New York (the “NYUCC”), and all property and assets held in or credited from time to time to such an account shall be treated as a “financial asset” for purposes of Article 8 of the NYUCC, provided that any such account may also be a “deposit account” (within the meaning of Section 9-102(a)(29) of the NYUCC) or a “commodity account” (within the meaning of Section 9-102(a)(14) of the NYUCC). Each BNPP Entity represents and warrants that it is a “securities intermediary” within the meaning of Article 8 of the NYUCC and is acting in such capacity with respect to each such account maintained by it.

(d)	Effect of Security Interest. The BNPP Entities’ security interest in the Collateral shall (i) remain in full force and effect until the payment and performance in full of Customer’s Obligations; (ii) be binding upon Customer, its successors and permitted assigns; and (iii) inure to the benefit of, and be enforceable by, the BNPP Entities and their respective successors, transferees and assigns.

(e)	Contract Status. The parties acknowledge that this Agreement and each Contract entered into pursuant to this Agreement are each a “securities contract”, “swap agreement”, “forward contract” or “commodity contract” within the meaning of the United States Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder, or contemplated hereby or thereby, or made, required to be made or contemplated in connection herewith or therewith, is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6),(7),(17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the Bankruptcy Code. The parties further acknowledge that this Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code and a “netting contract” within the meaning of the Federal Deposit Insurance Corporation Improvement Act of 1991.

3.	Maintenance of Collateral -

(a)	General. Each BNPP Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for all other BNPP Entities that are secured parties under any Contract or as to which Customer has any Obligation. Except where otherwise required by Applicable Law or where adverse regulatory capital, reserve or other similar costs (“Adverse Costs”) would thereby arise, the security interests of the BNPP Entities in any Collateral shall rank in such order of priority as the BNPP Entities may agree from time to time; provided, however, that BNPP PB shall have first priority interest in the assets that it holds other than assets held in a cash account. In the event that any BNPP Entity is obliged by Applicable Law to maintain a first priority lien, or where such BNPP Entity would suffer Adverse Costs if it did not maintain a first priority lien, such BNPP Entity’s interest in the applicable Collateral shall have priority over that of the other BNPP Entities to the extent required to satisfy the requirements of Applicable Law or avoid such Adverse Costs. In the event that two or more BNPP Entities are so obliged to maintain a first priority lien, or would suffer Adverse Costs if they did not maintain a first priority lien, such BNPP Entities shall determine among themselves the priority of their respective interests in the relevant Collateral. Notwithstanding anything herein to the contrary, except as otherwise agreed among the BNPP Entities, the security interest of the BNPP Entities in any Collateral consisting of the Customer’s right, title or interest in, to or under any Contract shall be subject to any enforceable right of setoff or netting (including, without limitation, any such right granted pursuant to Section 7 hereof) that any BNPP Entity that is party to such Contract may have with respect to the obligations of the Customer to such BNPP Entity (whether arising under such Contract or any other Contract).

(b)	Transfers of Collateral between Accounts. To the extent Collateral is not held under a Special Custody and Pledge Agreement with a third-party custodian, Customer agrees that the BNPP Entities, at any time, at any BNPP Entity’s discretion and without prior notice to Customer, may use, apply, or transfer any and all Collateral interchangeably between BNPP Entities in any accounts in which Customer has an interest. With respect to Collateral pledged principally to secure Obligations under any Contract, the BNPP Entities shall have the right, but in no event the obligation, to apply all or any portion of such Collateral to Customer’s Obligations to any of the BNPP Entities under any other Contract, to transfer all or any portion of such Collateral to secure Customer’s Obligations to any of the BNPP Entities under any other Contract or to release any such Collateral. Under no circumstances shall any Collateral pledged principally to secure Obligations to any of the BNPP Entities under any Contract be required to be applied or transferred to secure Obligations to any of the other BNPP Entities or to be released if (i) any BNPP Entity determines that such transfer would render it undersecured with respect to any Obligations; (ii) an event of default has occurred with respect to Customer under any Contract or Obligation; or (iii) any such application, transfer or release would be contrary to Applicable Law. For the avoidance of doubt, nothing in this Section 3(b) shall give rise to any right for the BNPP Entities to re- hypothecate any Collateral.

(c)	Control by BNPP Entities. Each BNPP Entity that (i) is the securities intermediary in respect of any securities account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried, agrees that it will comply with entitlement orders originated by any other BNPP Entity with respect to any such securities account or Collateral without any further consent by Customer; (ii) is the bank in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried, agrees with Customer and each other BNPP Entity (each of whom so agrees with it) that it will comply with instructions originated by any other BNPP Entity directing disposition of the funds in such deposit account without further consent by Customer; and (iii) is the commodity intermediary in respect of any commodity contract or commodity account constituting Collateral, or any commodity account to which any Collateral is credited or in which any Collateral is held or carried, agrees with Customer and each other BNPP Entity (each of whom so agrees with it) that it will apply any value on account of any such Collateral as directed by any other BNPP Entity without further consent by Customer. Customer hereby consents to the foregoing agreements of the BNPP Entities. Each of the BNPP Entities that is the securities intermediary, commodity intermediary or bank with respect to any such securities, commodity or deposit account or any such commodity contract represents and warrants that it has not, and agrees that it will not, agree to comply with entitlement orders, directions or instructions concerning any such account or any security entitlements, financial assets, commodity contracts or funds credited thereto or held or carried thereon that are originated by any person other than (x) a BNPP Entity or (y) (until a BNPP Entity shall have given a “notice of sole control”) Customer. Each BNPP Entity hereby notifies each other BNPP Entity of its security interest in, and the assignment by way of security to it of, the Collateral. Each BNPP Entity acknowledges such notice from each other BNPP Entity, and each BNPP Entity and Customer consent to the security interest granted by this Section.

4.	Representations and Warranties of Customer - Customer (and, if a person or entity is signing this Agreement on behalf of Customer, such person or entity) hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which this Agreement is in effect, that:

(a)	Due Organization; Organizational Information. Customer is duly organized and validly existing under the laws of the jurisdiction of its organization; Customer’s jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business) and organizational identification number are, in each case as set forth on the cover page hereof or as shall have been notified to BNPP PB not less than 30 days prior to any change of such information; and unless Customer otherwise informs BNPP PB in writing, Customer does not have any place of business in the United Kingdom.

(b)	UNon-Contravention; Compliance with Applicable Laws. Customer is, and will at all times be, in compliance with (i) Applicable Law that relates to (A) felonies, (B) fraud, (C) activities related to the conduct of Customer’s business or (D) activities related to the securities industry, (ii) all orders and awards binding on Customer or its property that would have a material adverse effect on Customer or Customer’s ability to perform its Obligations under any Contract, (iii) Customer’s internal documents and policies (including organizational documents), and (iv) all material contracts (including this Agreement) or other instruments binding on or affecting Customer or any of its property. Further, Customer maintains adequate controls to be reasonably assured of such compliance. To the best of the Customer’s knowledge, other than the proceeding relating to the Wells notice dated March 5, 2010 from the staff of the Securities & Exchange Commission, there are and have been no criminal or governmental enforcement proceedings, investigations, or other litigation pending or threatened which relate to (1) felonies, (2) fraud, (3) activities related to the conduct of Customer’s business or the business of Customer’s investment advisers or (4) activities related to the securities industry to which Customer or any Related Person is a party or to which any of the properties of Customer or any Related Person is subject. Further, to Customer’s knowledge, the education, employment and other qualifications for the officers for the Customer in the prospectus provided to any investors or otherwise made available by the Customer are correct and complete in all material respects.

(c)	Full Power. Customer has full power and is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. Customer has full power to enter into and engage in any and all transactions (i) in any Account with any BNPP Entity; or (ii) that is subject to this Agreement. Further, this Agreement has been duly executed and delivered by Customer, and constitutes a valid, binding and enforceable agreement of Customer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity.

(d)	No Consent. No consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained (i) for the due execution, delivery and performance by Customer of this Agreement; or (ii) for the exercise by any of the BNPP Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral.

(e)	No Prior Lien. Customer is the lawful owner of all Collateral, free and clear of all liens, claims, encumbrances and transfer restrictions, except such as are created under this Agreement, other liens in favor of one or more BNPP Entities, and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than those in favor of the BNPP Entities. No person (other than any BNPP Entity) has an interest in any Account or any other accounts of Customer with any of the BNPP Entities, any Collateral or other assets or property held therein or credited thereto or any other Collateral. Unless Customer has notified BNPP PB to the contrary, none of the Collateral are “restricted securities” as defined in Rule 144 under the Securities Act of 1933.

(f)	ERISA. (i) The assets used to consummate the transactions provided hereunder shall not constitute the assets of (A) an “employee benefit plan” that is subject to Part 4, Subtitle B, Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code, or (iii) a person or entity the underlying assets of which are deemed to include plan assets as determined under Section 3(42) of ERISA and the regulations thereunder; and (ii) either (A) the assets used to consummate the transactions provided hereunder shall not constitute the assets of a governmental plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (a “Similar Law”), or (B) the transactions hereunder do not violate any applicable Similar Law. Customer will notify BNPP PB (1) if Customer is aware in advance that it will breach the foregoing representation and warranty (the “Representation”), reasonably in advance of it breaching the Representation; or (2) promptly upon becoming aware that it is in breach of the Representation. If Customer provides such notice or if BNPP PB is aware that Customer is in breach or will be in breach of the Representation, upon a BNPP Entity's written request, Customer will terminate any or all transactions under this Agreement (x) if Customer gave advance notice that it would breach the Representation, prior to breaching the Representation; (y) if Customer gave no notice but BNPP PB is aware that Customer will be in breach of the Representation, prior to breaching the Representation (unless Customer avoids the occurrence of such breach); or (z) if Customer is in breach of the Representation, immediately.

(g)	UInformation Provided by Customer; Financial Statements.U Any information provided by Customer to any BNPP Entity in connection with this Agreement is correct and complete in all material respects and Customer agrees promptly to notify the relevant BNPP Entity if there is any material change with respect to any such information. Customer’s financial statements or similar documents previously or hereafter provided to the BNPP Entities (i) do or will fairly present in all material respects the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied; and (iii) if audited, have been certified without reservation by a firm of independent public accountants. Customer will promptly furnish to the relevant BNPP Entity any information (including financial information) about Customer upon such BNPP Entity’s request.

(h)	Anti-Money Laundering. To the best of Customer’s knowledge, none of Customer, any person controlling or controlled by Customer, or any person for whom Customer acts as agent or nominee in connection herewith is: (i) an individual or entity, country or territory, that is named on a list issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or an individual or entity that resides, is organized or chartered, or has a place of business, in a country or territory subject to OFAC’s various sanctions/embargo programs; (ii) a resident in, or organized or chartered under the laws of (A) a jurisdiction that has been designated by the Secretary of the Treasury under the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern, or (B) a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by a multinational or inter-governmental group such as the Financial Action Task Force on Money Laundering (“FATF”) of which the United States is a member; (iii) a financial institution that has been designated by the Secretary of the Treasury as warranting special measures and/or as being of primary money laundering concern; (iv) a “senior foreign political figure”, or any “immediate family” member or “close associate” of a senior foreign political figure, in each case within the meaning of Section 5318(i) of Title 31 of the United States Code or regulations issued thereunder; or (v) a prohibited “foreign shell bank” as defined in Section 5318(j) of Title 31 of the United States Code or regulations issued thereunder, or a U.S. financial institution that has established, maintains, administers or manages an account in the U.S. for, or on behalf of, a prohibited “foreign shell bank”.

5.	Short Sales - Customer agrees to comply with Applicable Law relating to short sales, including but not limited to any requirement that Customer designate a sale as “long” or “short”.

6.	No Obligation - Customer agrees that BNPP PB shall be under no obligation to effect or settle any trade on behalf of Customer and that BNPP PB reserves the right at any time to place a limit on the type or size of transactions which are to be settled and cleared by BNPP PB. For the avoidance of doubt, no BNPP Entity is required to extend, renew or “roll-over” any Contract or transaction including, but not limited to, any Contract executed on an “open” basis or demand basis with Customer, notwithstanding past practice or market custom.

7.	Events of Default; Setoff -

(a)	Events of Default. (i) In the event of default by Customer on any Obligation under any transaction or contract or a default, event of default, declaration of default, termination event, exercise of default remedies or other similar condition or event under any transaction or contract (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event or Specified Condition under an ISDA Master Agreement between Customer and any BNPP Entity, affiliate of a BNPP Entity or a third party entity, if applicable) in respect of Customer or any guarantor or credit support provider of Customer; (ii) if Customer shall become bankrupt, insolvent or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or (iii) if any representation or warranty made or deemed made by Customer under the Agreement proves false or misleading when made or deemed made (each of the foregoing, an “Event of Default”), BNPP PB and any and all BNPP Entities are hereby authorized, in their discretion, to take Default Action. If BNPP PB or any other BNPP Entity elects to sell any Collateral, buy in any property, or cancel any orders upon an Event of Default, such sale, purchase or cancellation may be made on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without any notice of the time or place of sale to Customer or to the personal representatives of Customer, and without prior tender, demand or call of any kind upon Customer or upon the personal representatives of Customer, all of which are expressly waived. The BNPP Entities may purchase or sell the property to or from any BNPP Entity or third parties in whole or in any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency. A prior tender, demand or call of any kind from the BNPP Entities or prior notice from the BNPP Entities of the time and place of such sale or purchase shall not be considered a waiver of the BNPP Entities’ right to sell or buy any Collateral at any time as provided herein. Notwithstanding anything to the contrary set out in this Agreement, Customer does not waive any rights under the NYUCC to the extent that Section 9-602 of the NYUCC (except to the extent modified in Section 9-624 of the NYUCC) does not permit Customer to waive such rights.

(b)	Close-out. Upon the Close-out of any Contract, the Close-out Amount for such Contract shall be due. If, however, Applicable Law would stay or otherwise impair the enforcement of the provisions of this Agreement or any Contract upon the occurrence of an insolvency related Close-out or Event of Default, then Close-out shall automatically occur immediately prior to the occurrence of such insolvency related Close-out or Event of Default.

(c)	Setoff. At any time and from time to time, BNPP PB and any and all BNPP Entities are hereby authorized, in their discretion, to set off and otherwise apply any and all of the obligations of any and all BNPP Entities then due to Customer against any and all Obligations of Customer then due to such BNPP Entities (whether at maturity, upon acceleration or termination or otherwise). Without limiting the generality of the foregoing, upon the occurrence of the Close-out of any Contract, each BNPP Entity shall have the right to net the Close-out Amounts due from it to Customer and from Customer to it, so that a single settlement payment (the “Net Payment”) shall be payable by one party to the other, which Net Payment shall be immediately due and payable (subject to the other provisions hereof and of any Contract); provided that if any Close-out Amounts may not be netted against all other Close-out Amounts, such excluded Close-out Amounts shall be netted among themselves to the fullest extent permitted under Applicable Law. Upon the occurrence of a Close-out, each BNPP Entity may also (i) liquidate, apply and set off any or all Collateral against any Net Payment, payment or Obligation owed to it or any other BNPP Entity under any Contract; and (ii) set off and net any Net Payment, payment or obligation owed by it or any other BNPP Entity under any Contract against (A) any or all collateral or margin (or the Cash value thereof) posted by it or any other BNPP Entity to Customer under any Contract and (B) any Net Payment, payment or Obligation owed by Customer to any BNPP Entity (whether mature or unmatured, fixed or contingent, liquidated or unliquidated).

(d)	Reinstatement of Obligations. If the exercise of any right to reduce and set-off pursuant to this Agreement shall be avoided or set aside by a court or shall be restrained, stayed or enjoined under Applicable Law, the obligations in respect thereof shall be reinstated or, in the event of restraint, stay or injunction, preserved in at least the amounts as of the date of restraint, stay or injunction between the applicable BNPP Entities, on the one hand, and Customer on the other, until such time as such restraint, stay or injunction shall no longer prohibit exercise of such right.

(e)	BNPP Entity Consent. No BNPP Entity shall make any payment to Customer in respect of a Close- Out Amount without the consent of each other BNPP Entity that has a security interest in such Close-Out Amount.

8.	Indemnity -

(a)	General. Customer agrees to indemnify and hold the BNPP Entities harmless from and fully reimburse the BNPP Entities for any Indemnified Losses. The indemnities under this Section 8 shall be separate from and in addition to any other indemnity under any Contract.

(b)	Delivery Failures. In case of the sale of any security, commodity or other property by the BNPP Entities at the direction of Customer and the BNPP Entities’ inability to deliver the same to the purchaser by reason of failure of Customer to supply the BNPP Entities therewith, Customer authorizes the BNPP Entities to borrow or purchase any such security, commodity or other property necessary to make delivery thereof. Customer hereby agrees to be responsible for any cost, expense or loss which the BNPP Entities may sustain thereby.

9.	Limitation of Liability -

(a)	General. None of the BNPP Entities, nor any of their respective officers, directors, employees, agents or counsel, shall be liable for any action taken or omitted to be taken by any of them hereunder or in connection herewith except for the gross negligence or willful misconduct of the applicable BNPP Entity.

(b)	Third Parties. The BNPP Entities may execute any of their duties and exercise their rights hereunder by or through agents (which may include affiliates) or employees. None of the BNPP Entities shall be liable for the acts or omissions of any subcustodian or other agent selected by it with reasonable care. All transactions effected with a third party for Customer shall be for the account of Customer and the BNPP Entities shall have no responsibility to Customer or such third party with respect thereto. Nothing in this Agreement shall create, or be deemed to create, any third party beneficiary rights in any person or entity (including any investor or adviser of Customer), other than the BNPP Entities.

(c)	No Liability for Indirect, Consequential, Exemplary or Punitive Damages; Force Majeure. In no event shall the BNPP Entities be held liable for (i) indirect, consequential, exemplary or punitive damages; or (ii) any loss of any kind caused, directly or indirectly, by any Force Majeure Event.

10.	Taxes -

(a)	Withholding Tax. Except as required by Applicable Law, each payment by Customer and all deliveries of Deliverable Collateral or Collateral under this Agreement shall be made, and the value of any Deliverable Collateral or Collateral shall be calculated, without withholding or deducting any Taxes. If any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by the BNPP Entities is equal to the amount that the BNPP Entities would have received had no such withholding or deduction been required. Customer will provide the BNPP Entities with any forms or documentation reasonably requested by the BNPP Entities in order to reduce or eliminate withholding tax on payments made to Customer with respect to this Agreement. The BNPP Entities are hereby authorized to withhold Taxes from any payment in delivery made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by Applicable Law.

(b)	Qualified Dividends. Customer acknowledges that, with respect to the reduced U.S. federal income tax rate that applies to dividends received from U.S. corporations and certain foreign corporations by individuals who are citizens or residents of the United States, (i) the individual must satisfy applicable holding period requirements in order to be eligible for the reduced tax rate; (ii) the reduced tax rate does not apply to substitute or “in lieu” dividend payments paid to shareholders by broker-dealers under cash lending or securities lending arrangements which permit the broker-dealers to borrow securities from investors; and (iii) the reduced tax rate may not apply to dividends received from certain corporations, including money market funds, bond mutual funds, and Real Estate Investment Trusts. Customer further acknowledges that although Customer may receive from BNPP PB a Form 1099-DIV indicating which dividends may qualify for the reduced tax rate, as required by applicable rules, Customer is responsible for determining which dividends qualify for the reduced tax rate based on Customer's own tax situation.

11.	Notices; Instructions -

(a)	Notices. All notices and other communications provided hereunder shall be in writing (including, for avoidance of doubt, electronic mail) and delivered to the address of the intended recipient specified on the cover page hereof or to such other address as such intended recipient may provide, or (i) posted onto the website maintained by BNPP PB for Customer; or (ii) in such other form agreed to by the parties. All communications sent to Customer, shall be deemed delivered to Customer as of (x) the date sent, if sent via facsimile, email or posted onto the Internet; (y) the date the messenger arrives at Customer’s address as set forth on the signature page hereof, if sent via messenger; or (z) the next Business Day if sent via overnight mail, in each case, whether actually received or not. Failure by Customer to object in writing to any communication within five Business Days of delivery shall be deemed evidence, in the absence of manifest error, that such communication is complete and correct.

(b)	Instructions. Notwithstanding anything to the contrary, Customer agrees that the BNPP Entities may rely upon any authorized instructions or any notice, request, waiver, consent, receipt or other document which the BNPP Entities reasonably believe to be genuine and transmitted by authorized persons.

(c)	Income and Other Taxes. Except as otherwise expressly stated herein: (i) the BNPP Entities have no obligation or responsibility to Customer with respect to the accounting or reporting of income or other taxes with respect to the execution, delivery and performance of this Agreement, each related agreement and each transaction hereunder or thereunder (for the sake of clarity, including without limitation, with respect to any related margin lending agreement and each related transaction) (each a “Transaction”), including, without limitation, unrelated business taxable income under section 514 of the Code; and (ii) Customer shall alone be responsible for the payment of any and all taxes and related penalties, interests and costs arising from or relating to the Transactions. Customer represents and warrants, on and as of the date hereof and each date any Transaction remains outstanding, that Customer has in place policies and procedures necessary to ensure proper accounting and reporting of any and all taxation of the Customer and/or Accounts in connection with the Transactions.

12.	BNPP Entities Are Not Advisers or Fiduciaries - Customer represents that it is capable of assessing the merits (on its own behalf or through independent professional advice) of, and understands and accepts, the terms and conditions set forth in this Agreement and any transaction it may undertake with the BNPP Entities. Customer acknowledges that (a) none of the BNPP Entities is (i) acting as a fiduciary for or an adviser to Customer in respect of this Agreement or any transaction it may undertake with the BNPP Entities; (ii) advising it, performing any analysis, or making any judgment on any matters pertaining to the suitability of any transaction; or (iii) offering any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment or transaction; (b) the BNPP Entities do not guarantee or warrant the accuracy, reliability or timeliness of any information that the BNPP Entities may from time to time provide or make available to Customer; and (c) the BNPP Entities may take positions in financial instruments discussed in the information provided to Customer (which positions may be inconsistent with the information provided), execute transactions for themselves or others in those instruments, and provide investment banking and other services to the issuers of those instruments or with respect to those instruments. Customer agrees that (x) it is solely responsible for monitoring compliance with its own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and with the Applicable Law affecting its authority and ability to trade and invest; and (y) in no event shall a BNPP Entity undertake to assess whether a Contract or transaction is appropriate or legal for Customer.

13.	Litigation in Court, Sovereign Immunity, Service -

(a)	ANY LITIGATION BETWEEN CUSTOMER AND THE BNPP ENTITIES OR INVOLVING THEIR RESPECTIVE PROPERTY MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS. EACH PARTY HEREBY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)	ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

(c)	EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR SIMILAR GROUNDS FROM (i) SUIT, (ii) JURISDICTION OF ANY COURT, (iii) RELIEF BY WAY OF INJUNCTION, ORDER FOR SPECIFIC PERFORMANCE, OR RECOVERY OF PROPERTY, (iv) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT) AND (v) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY ACTIONS OR PROCEEDINGS IN SUCH COURTS, AND IRREVOCABLY AGREES THAT IT WILL NOT CLAIM SUCH IMMUNITY IN ANY SUCH ACTIONS OR PROCEEDINGS.

(d)	CUSTOMER HEREBY CONSENTS TO PROCESS BEING SERVED BY ANY BNPP ENTITY ON CUSTOMER IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE SPECIFIED IN CLAUSE (a) ABOVE BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED AIRMAIL, POSTAGE PRE-PAID, TO CUSTOMER AT THE ADDRESS SET FORTH AFTER CUSTOMER’S SIGNATURE BELOW; SUCH SERVICE SHALL BE DEEMED COMPLETED AND EFFECTIVE AS FROM 30 DAYS AFTER SUCH MAILING. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

14.	Applicable Law, Enforceability - THIS AGREEMENT, ITS ENFORCEMENT, ANY CONTRACT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY THEREIN), AND ANY DISPUTE BETWEEN THE BNPP ENTITIES AND CUSTOMER, WHETHER ARISING OUT OF OR RELATING TO CUSTOMER’S ACCOUNTS OR OTHERWISE INCIDENTAL TO SUCH ACCOUNTS OR THIS AGREEMENT, SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK. The parties hereto further agree that (i) the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the NYUCC, in respect of any securities account constituting Collateral, or to which any Collateral is credited, or in which any Collateral is held or carried and in respect of any Collateral consisting of security entitlements; (ii) the bank’s jurisdiction, within the meaning of Section 9- 304(b) of the NYUCC, in respect of any deposit account constituting Collateral, or to which any Collateral is credited, or in which any Collateral is held or carried; and (iii) the commodity intermediary’s jurisdiction, within the meaning of Section 9-305(b) of the NYUCC, in respect of any commodity account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of commodity contracts, is the State of New York, and agree that none of them has or will enter into any agreement to the contrary. Customer and BNPP PB agree that, in respect of any Account maintained by BNPP PB, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (Hague Securities Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.

15.	Modification; Termination; Assignment -

(a)	Modification. Any modification of the terms of this Agreement must be made in writing and executed by the parties to this Agreement.

(b)	Termination. Either BNPP PB or Customer may terminate this Agreement upon delivery of written notice to the other party; provided that Customer’s termination notice is only effective if it is accompanied by instructions as to the transfer of all property held in the Accounts. Sections 8, 9, 13 and 14 and each representation made hereunder shall survive any termination. Sections 2, 3 and 7 shall survive any termination of this Agreement until such time as (a) Customer no longer has any Obligations to any BNPP Entity and (b) Customer has provided proper delivery instructions as to the transfer of all property held in the Accounts.

(c)	Assignment. BNPP PB may assign its rights hereunder or any interest herein or under any other Contract to any affiliate and otherwise on thirty days prior written notice to an unaffiliated entity. Customer may not assign its rights under or any interest in (i) any Contract without the prior written consent of BNPP PB and each BNPP Entity that is a party thereto; or (ii) this Agreement, including without limitation its right to any Close-Out Amount, without the prior written consent of each BNPP Entity. Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect.

16.	Miscellaneous -

(a)	Fees. To the extent applicable, Customer agrees to pay all fees for services rendered to Customer to the extent disclosed in writing by BNPP PB and agreed by Customer. Notwithstanding the foregoing, with respect to any debits, the rate shall be Fed Funds plus 95 basis points, subject to adjustment by BNPP PB at any time in its sole discretion. Customer may elect (a) to pay interest monthly in arrears or (b) to capitalize such interest and add it to the then outstanding debit.

(b)	Contingency. The fulfillment of the obligations of any BNPP Entity to Customer under any Contract is contingent upon there being no breach, repudiation, misrepresentation or default (however characterized) by Customer which has occurred and is continuing under any Contract.

(c)	Conversion of Currencies. The BNPP Entities shall have the right to convert currencies in connection with the effecting of transactions and the exercise of any of their rights hereunder in a commercially reasonable manner.

(d)	Truth-in-Lending Statement. Customer hereby acknowledges receipt of a Truth-in-Lending disclosure statement. Interest will be charged on any debit balances in the Accounts in accordance with the methods described in such statement or in any amendment or revision thereto which may be provided to Customer. Any debit balance which is not paid at the close of an interest period will be added to the opening balance for the next interest period.

(e)	Federal Deposit Insurance Corporation. Unless explicitly stated otherwise, transactions hereunder and funds held in the Accounts (i) are not insured by the Federal Deposit Insurance Corporation or any government agency; (ii) are not deposits or obligations of, or guaranteed by, BNP Paribas or any other bank; and (iii) involve market and investment risks, including possible loss of the principal amount invested.

(f)	USA Patriot Act Disclosure. BNPP PB, like all financial institutions, is required by Federal law to obtain, verify and record information that identifies each customer who opens an account with BNPP PB. When Customer opens an account with BNPP PB, BNPP PB will ask for Customer’s name, address, date of birth, government- issued identification number and/or other information that will allow BNPP PB to form a reasonable belief as to Customer’s identity, such as documents that establish legal status.

(g)	Anti-Money Laundering. Customer understands and acknowledges that the BNPP Entities are, or may in the future become, subject to money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and Customer agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by any BNPP Entity for the purpose of carrying out due diligence as may be required by Applicable Law. Customer agrees that it will provide the BNPP Entities with such information as any BNPP Entity may reasonably require to comply with applicable anti-money laundering laws or regulations. Customer understands, acknowledges and agrees that to the extent permitted by Applicable Law, any BNPP Entity may provide information, including confidential information, to the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any other agency or instrumentality of the U.S. Government, or as otherwise required by Applicable Law, in connection with a request for information on behalf of a U.S. federal law enforcement agency investigating terrorist activity or money laundering.

(h)	Money Market Funds. Customer agrees that with respect to transactions effected in shares of any money market fund and any other transactions listed in Rule 10b-10(b)(1) of the Exchange Act, BNPP PB may provide Customer with a monthly or quarterly written statement pursuant to Rule 10b-10(b) of the Exchange Act in lieu of an immediate confirmation.

(i)	No Waivers. No failure or delay in exercising any right, or any partial exercise of a right will operate as a waiver of the full exercise of that right. The rights provided in the Contracts are cumulative and not exclusive of any rights provided by law.

(j)	Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, but all of which counterparts will together constitute one and the same instrument.

(k)	Integration; Severability. This Agreement supersedes all prior agreements as to matters within its scope. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between Customer and any of the BNPP Entities, or of which Customer is a beneficiary, the provisions of this Agreement shall control except if such other Contract explicitly states that it is intended to supersede this Agreement by name, in which case such other Contract shall prevail. If any provision of this Agreement is or becomes inconsistent with Applicable Law, that provision will be deemed modified or, if necessary, rescinded in order to comply. All other provisions of this Agreement shall remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts.

(l)	Master Agreement. This Agreement, together with each Contract and any supplements, modifications or amendments hereto or thereto, shall constitute a single business and contractual relationship among the parties with respect to the subject matter hereof.

(m)	Captions. Section designations and captions are provided for convenience of reference, do not constitute a part of this Agreement, and are not to be considered in its interpretation.

(n)	Recording of Conversations. Customer is aware that the BNPP Entities may record conversations between any of them and Customer or Customer’s representatives relating to the matters referred to in this Agreement and Customer has no objection and hereby agrees to such recording.

(o)	Proxy Disclosures. Any attempt to vote securities will be void to the extent that such securities are not in the possession or control of either BNPP PB or a BNPP Entity, including (i) securities not yet delivered to BNPP PB or a BNPP Entity; (ii) securities purchased and not paid for by settlement date; and (iii) securities that either BNPP PB or a BNPP Entity has hypothecated, re-hypothecated, pledged, re-pledged, sold, lent or otherwise transferred. Please be advised that for the purposes of proxy voting, Customer will not be notified that the securities are not in either BNPP PB or a BNPP Entity’s possession or control. Furthermore, neither BNPP PB nor any other BNPP Entity will notify Customer that a vote was void.

(p)	For the sake of clarity and construction, the parties hereto set forth their acknowledgment and agreement that if Customer is a series of a Registrant then it is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and, for these reasons, the registrant named on the signature pages (“Registrant”) (if any) is executing this Agreement and any other document on behalf of such series, as Customer and that such series will utilize the loans thus made on their behalf. Notwithstanding anything to the contrary in this Agreement, Customer shall only be liable hereunder for the loans made to such Customer hereunder and interest thereon and for fees and expenses associated therewith, and in no event shall Customer or its assets be held liable for the loans made to any other series of the Registrant or interest thereon or for the fees and expenses associated therewith nor shall the assets of Customer be available to satisfy the liabilities of any other series of the Registrant.

17.	Certain Definitions -

(a)	“Applicable Law” means all applicable laws, rules, regulations and customs, including, without limitation, those of all U.S. and non-U.S. federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities, in all cases where applicable.

(b)	“BNPP Entities” means BNP Paribas, BNP Paribas Prime Brokerage, Inc. and BNPP PB.

(c)	“Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange is closed.

(d)	“Close-out” means the termination, cancellation, liquidation, acceleration or other similar action with respect to all transactions under one or more Contracts.

(e)	“Close-out Amount” means with respect to each Contract, the amount (expressed in U.S. Dollars or the U.S. Dollar Equivalent) calculated as payable by one party to the other upon Close-out of such Contract determined in accordance with the provisions of such Contract, or if no such provisions are specified, by following such procedures as the BNPP Entities determine in good faith are commercially reasonable and in accordance with industry practice.

(f)	“Collateral” means all right, title and interest of Customer in and to (i) the Special Custody Account (as defined in the Special Custody and Pledge Agreement), (ii) each deposit, custody, securities, commodity or other account maintained by Customer with any of the BNPP Entities (including, but not limited to, any or all Accounts); (iii) any cash, securities, commodity contracts, general intangibles and other property which may from time to time be deposited, credited, held or carried in any such account, that is due to Customer from any of the BNPP Entities, or that is delivered to or in the possession or control of any of the BNPP Entities or any of the BNPP Entities’ agents and all security entitlements with respect to any of the foregoing; (iv) all of Customer’s right, title or interest in, to or under any Contract, including obligations owed by any of the BNPP Entities (after any netting or set off, in each case to the extent enforceable, of amounts owed under such Contract); (v) all of Customer’s security interests (or similar interests) in any property of any BNPP Entity securing any BNPP Entity’s obligations to Customer under any Contract; (vi) any property of Customer in which any of the BNPP Entities is granted a security interest under any Contract or otherwise (howsoever held); (vii) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions (other that those credited to Customer’s custody account pursuant to Section 2(b) of the Special Custody and Pledge Agreement) with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (viii) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.

(g)	“Contract” means this Agreement and the Special Custody and Pledge Agreement between Customer, BNPP PB and State Street Bank and Trust Company (the “Custodian”) (as amended from time to time, the “Special Custody and Pledge Agreement”) dated the date hereof, including, in each case, the schedules, exhibits, and appendices thereto.

(h)	“Default Action” means (i) to terminate, liquidate and accelerate any and all Contracts; (ii) to exercise any right under any security relating to any Contract; (iii) to net or set off payments which may arise under any Contract or other agreement or under Applicable Law; (iv) to cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property; (v) to sell, apply or collect on any or all of the Collateral (either individually or jointly with others); (vi) to buy in any securities, commodities or other property of which any Account of Customer may be short; and (vii) to exercise any rights and remedies available to a secured creditor under any Applicable Law or under the NYUCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction).

(i)	“Force Majeure Event” means government restrictions, exchange or market actions or rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, floods, strikes, failure of utility or similar services, accidents, adverse weather or other events of nature (including but not limited to earthquakes, hurricanes and tornadoes) and any other conditions beyond the BNPP Entities’ control and any event where any communications network, data processing system or computer system used by any of the BNPP Entities or Customer or by market participants is rendered wholly or partially inoperable.

(j)	“Indemnified Losses” means any loss, claim, damage, liability, penalty, fine or excise tax (including any reasonable legal fees and expenses relating to any action, proceeding, investigation and preparation therefor) when and as incurred by the BNPP Entities (i) pursuant to authorized instructions received by the BNPP Entities’ from Customer or its agents; (ii) as a consequence of a breach by Customer of any covenant, representation or warranty hereunder; (iii) in settlement of any claim or litigation relating to BNPP Entities’ acting as agent for Customer; or (iv) in connection with or related to any Account, this Agreement, any Contract, any transactions hereunder or thereunder, any activities or services of the BNPP Entities in connection with this Agreement or otherwise (including, without limitation, (A) any technology services, reporting, trading, research or capital introduction services or (B) any DK or disaffirmance of any transaction hereunder). “Indemnified Losses” shall (x) include without limitation any damage, loss, cost and expense that is incurred to put the BNPP Entities in the same economic position as they would have been in had a default (howsoever defined) under any Contract not occurred, or that arises out of any other commitment any BNPP Entity has entered into in connection with or as a hedge in connection with any transaction or in an effort to mitigate any resulting loss to which any BNPP Entity is exposed because of a default (howsoever defined) under any Contract; and (y) not include any losses of a BNPP Entity to the extent that such losses result directly from such BNPP Entity’s gross negligence or willful misconduct.

(k)	“Obligations” means any and all obligations of Customer to any BNPP Entity arising at any time and from time to time under or in connection with any and all Contracts (including but not limited to obligations to deliver or return Deliverable Collateral or other assets or property (howsoever described) under or in connection with any such Contract), in each case whether now existing or hereafter arising, whether or not mature or contingent.

(l)	“Related Person” means principals, directors and senior employees with investment management discretion over the trading and/or disposition of Customer’s assets, or Customer's investment adviser or management company.

(m)	“Taxes” means any taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.

(n)	“U.S. Dollar Equivalent” of an amount, as of any date, means, in respect of any amount denominated in a currency, including a composite currency, other than U.S. Dollars (an “Other Currency”): the amount expressed in U.S. Dollars, as determined by the BNPP Entities, that would be required to purchase such amount (where the BNPP Entities would require Customer to deliver such Other Currency in connection with a Contract) or would be received for the sale of such amount of such Other Currency (where the BNPP Entities would deliver such Other Currency to Customer in connection with a Contract), as of such date at the rate equal to the spot exchange rate of a foreign exchange agent (selected in good faith by the BNPP Entities) at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) or such later time as the BNPP Entities in their reasonable discretion shall determine.

18.	Software -

(a)	License; Use. Upon any BNPP Entity’s delivering to Customer, or making available for use by Customer, any computer software or application, as such may be delivered, made available, and modified by any BNPP Entity from time to time in its sole discretion (the “Software”), the BNPP Entities grant to Customer a personal, non- transferable and non-exclusive license to use the Software solely for Customer’s own internal and proper business purposes and not in the operation of a service bureau or other business outside of or in addition to Customer’s ordinary course of business. The Software includes all associated “Information” as that term is used in this Section. The Software may include trade blotter functions, capital accounting functions, interfaces with other systems and accounting functions, a Customer website, and other software or communication or encryption systems that may be developed from time to time. Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Software.

(b)	Ownership. Customer acknowledges that the BNPP Entities and their suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. Customer further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefore) by a BNPP Entity or its suppliers. Customer may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software. Customer shall not take any action with respect to the Software inconsistent with the foregoing acknowledgments.

(c)	Limitation on Reverse Engineering, Decompilation and Disassembly. Customer shall not, nor shall it attempt to decompile, disassemble, reverse engineer, modify, or create derivative works from the Software.

(d)	Transfer. Customer may not, directly or indirectly, sell, rent, lease or lend the Software or provide any of the Software or any portion thereof to any other person or entity without the BNPP Entities’ prior written consent. Customer may not copy or reproduce except to create a backup copy or to move the Software to a different computer.

(e)	Upgrades. The Software includes all updates or supplements to the Software and this Section 18 applies to all such updates or supplements, unless the BNPP Entities provide other terms along with the update or supplement.

(f)	Equipment. Customer shall obtain and shall maintain all equipment, software and services, including but not limited to computer equipment and telecommunications services, necessary for it to use the Software, and the BNPP Entities shall not be responsible for the reliability or availability of any such equipment, software or services.

(g)	Proprietary Information. The Software, any database and any proprietary data, processes, information and documentation made available to Customer (other than those that are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of the BNPP Entities or their suppliers. Customer shall keep the Information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Account Agreement, the PB Terms or the Software license granted herein for any reason, Customer shall return to the BNPP Entities any and all copies of the Information that are in its possession or under its control.

(h)	Support Services. Other than the assistance provided in the Information, the BNPP Entities do not offer any support services in connection with the Software.

(i)	DISCLAIMER OF WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BNPP ENTITIES AND THEIR SUPPLIERS PROVIDE THE SOFTWARE TO CUSTOMER, AND ANY (IF ANY) SUPPORT SERVICES RELATED TO THE SOFTWARE AS IS AND WITH ALL FAULTS; AND THE BNPP ENTITIES AND THEIR SUPPLIERS HEREBY DISCLAIM WITH RESPECT TO THE SOFTWARE AND SUPPORT SERVICES ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY (IF ANY) WARRANTIES, DUTIES OR CONDITIONS OF OR RELATED TO: MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, LACK OF VIRUSES, ACCURACY OR COMPLETENESS OF RESPONSES, RESULTS, WORKMANLIKE EFFORT AND LACK OF NEGLIGENCE. ALSO THERE IS NO WARRANTY, DUTY OR CONDITION OF TITLE, QUIET ENJOYMENT, QUIET POSSESSION, CORRESPONDENCE TO DESCRIPTION OR NON- INFRINGEMENT. THE ENTIRE RISK ARISING OUT OF USE OR PERFORMANCE OF THE SOFTWARE AND ANY SUPPORT SERVICES REMAINS WITH CUSTOMER.

(j)	EXCLUSION OF INCIDENTAL, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL THE BNPP ENTITIES OR THEIR SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS OR CONFIDENTIAL OR OTHER INFORMATION, FOR BUSINESS INTERRUPTION, FOR PERSONAL INJURY, FOR LOSS OF PRIVACY, FOR FAILURE TO MEET ANY DUTY INCLUDING OF GOOD FAITH OR OF REASONABLE CARE, FOR NEGLIGENCE, AND FOR ANY OTHER PECUNIARY OR OTHER LOSS WHATSOEVER) ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE THE SOFTWARE, THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES, OR OTHERWISE UNDER OR IN CONNECTION WITH ANY PROVISION OF THIS SECTION 18, EVEN IN THE EVENT OF THE FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY OF THE BNPP ENTITIES OR ANY SUPPLIER, AND EVEN IF THE BNPP ENTITIES OR ANY SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL ANY BNPP ENTITY OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, ACTS OF WAR OR TERRORISM, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

(k)	Security; Reliance; Unauthorized Use. Customer will cause all persons using the Software to treat all applicable user and authorization codes, passwords and authentication keys with extreme care, and Customer will establish internal control and safekeeping procedures to restrict the availability of the same to duly authorized persons only. No BNPP Entity shall be liable or responsible to Customer or any third party for any unauthorized use of the Software or of the user and authorization codes, passwords and authentications keys that may be used in connection with the Software.

(l)	Encryption. Customer acknowledges and agrees that encryption may not be available for any or all data or communications between Customer and a BNPP Entity. Customer agrees that a BNPP Entity may, at any time, deactivate any encryption features such BNPP Entity may in its sole discretion provide, without notice or liability to Customer.

(m)	Termination. Customer acknowledges and agrees that any BNPP Entity may, in its sole discretion, at any time, and without any notice or liability to Customer, suspend or terminate this license of the Software to Customer and deny Customer’s access to and use of the Software.

(n)	Other Terms and Conditions. Customer shall comply with all other terms and conditions that may be posted by a BNPP Entity on any website or web page through which Customer accesses or uses the Software or that may otherwise be delivered in any form to Customer in connection with its use of the Software. The use by Customer of the Software constitutes Customer’s acceptance of and agreement to be bound by all such other terms and conditions.

(o)	Compliance with Law. Customer shall comply with all Applicable Law applicable to Customer’s use of the Software.

Execution Version

Appendix A – Collateral Requirements

THIS APPENDIX forms a part of the U.S. PB Agreement entered into between BNP Paribas Prime Brokerage International, Ltd. (“BNPP”) and Alpine Global Dynamic Dividend Fund (“Customer”) (the “Agreement”).

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the Agreement or any Contract (the “Positions”) shall be the greatest of:

(a)	the aggregate product of (i) the Collateral Percentage applicable to such Positions and (ii) the Current Market Value of such respective Positions;

(b)	to the extent applicable, the sum of the collateral requirements of such Positions as per Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c)	to the extent applicable, the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority Rule 431, as amended from time to time;

(d)	to the extent applicable, the sum of the collateral requirements of such Positions as per Regulation X of the Board of Governors of the Federal Reserve System, as amended from time to time; or

(e)	40% of the Portfolio Gross Market Value.

2.	Eligible Securities -

(a)	Positions in the following eligible equity and fixed income security types (“Eligible Securities”) are covered under the Agreement to the extent that BNPP has a security interest acceptable to it in such positions:

i.	USD common stock, master limited partnership interests or REITs traded on the New York Stock Exchange, NASDAQ, NYSE Arca or NYSE Amex Equities;

ii.	convertible and non-convertible corporate debt securities or preferred securities, provided that such securities are denominated in USD (“Debt Securities”);

iii.	US Treasury debt obligations with a maturity of less than 30 years (“Treasuries”); and

iv.	USD and non-USD common stock, provided such stock is (A) listed in the FTSE All-World Index, (B) traded on a Major Exchange in any country listed in the Eligible Country Table provided in Section 2(b) below, and (C) denominated in any currency listed in the Eligible Currency Table provided in Section 2(c) below. (together with Eligible Securities specified in Section 2(a)(i) above, “Equity Securities”).

1

(b)	Eligible Country Table

Country Tier	Countries
1	Australia, Austria, Belgium, Bermuda, Great Britain, Canada, Cayman Islands, Denmark, Finland, France, Germany, Greece, Guernsey, Ireland, Isle Of Man, Italy, Japan, Jersey, Luxembourg, Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, and United States
2	Brazil, Chile, Cyprus, Hong Kong, Israel, and South Korea
3	China, India, Mexico, Poland, and South Africa
4	Egypt, Indonesia, Malaysia, Philippines, Puerto Rico, Russia, Thailand, UAE, and Ukraine

(c)	Eligible Currency Table

Currency Tier	Currencies
1	AUD, CAD, CHF, DKK, EUR, GBP, JPY, NOK, SEK, and USD
2	BRL, CLP, HKD, ILS, KRW, and SGD
3	INR, MXN, PLN, and ZAR
4	AED, EGP, IDR, MYR, PHP, and THB

(d)	Notwithstanding the foregoing, the following shall have no collateral value, unless otherwise agreed by BNPP, in its sole discretion:

i.	any security type not covered above, as determined by BNPP in its sole discretion;

ii.	any short security position;

iii.	any security offered through a private placement or any restricted securities;

iv.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company;

v.	any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

vi.	to the extent that the Gross Market Value of Emerging Market Securities positions exceeds 25% of the Portfolio Gross Market Value, any Emerging Market Securities in excess of such 25%;

vii.	to the extent that the Gross Market Value of non-investment grade Debt Securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade) positions exceeds 30% of the Portfolio Gross Market Value, any non-investment grade Debt Securities in excess of such 30%; and

viii.	any security where Customer or Customer’s Advisor (A) is an Affiliate of the issuer of the relevant equity securities or (B) beneficially owns more than 9% of either (I) the voting interests of the issuer or (II) any voting class of equity securities of the issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise). For the avoidance of doubt, for purposes of determining beneficial ownership, any convertible debt of preferred debt shall be treated as converted.

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3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Equity Securities shall be:

i.	subject to paragraph (ii) below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (I) the Equity Core Collateral Rate and (II) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, the Equity Volatility Factor and the Country Concentration Factor; or

ii.	100% if (A) the product determined under paragraph (i) above is greater than 100%, (B) the market capitalization of the Issuer of the relevant Eligible Securities is less than USD $300,000,000, or (C) if Section 3(a), (b) or (c) so provides.

(a)	Equity Core Collateral Rate

The “Equity Core Collateral Rate” in respect of an Equity Security shall be determined pursuant to the following table, based on the Country Tier and Currency Tier of the Equity Security (as specified in the tables provided in Section 2(b) and 2(c) above), provided that to the extent that more than one percentage would be applicable to an Equity Security, the Equity Core Collateral Rate for such Equity Security shall be the highest of such percentages.

Country Tier	Currency Tier	Equity Core Collateral Rate
1	1	15%
2	2	20%
3	3	25%
4	4	30%

(b)	Equity Concentration Factor.

The “Equity Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if its related Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Equity Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(c)	Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 10.

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Days of Trading Volume	Equity Liquidity Factor
Less than 2 days	0
Equal to or greater than 2 and less than 5 days	1
Equal to or greater than 5 and less than 7 days	2
Equal to or greater than 7 and less than 10 days	3

(d)	Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if the Equity Volatility is equal to or greater than 100%.

Equity Volatility	Equity Volatility Factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Debt Securities shall be the sum of (x) the Debt Core Collateral Rate and (y) the product of (i) the Debt Core Collateral Rate and (ii) the sum of the Debt Concentration Factor, the Debt Liquidity Adjustment, and the Country Concentration Factor, provided that the Collateral Percentage for any debt security trading below 40% of its nominal value shall be 100%.

(a)	Debt Core Collateral Rate.

The “Debt Core Collateral Rate” shall be determined pursuant to the following table, based on the credit rating of the Issuer, using the lower of the S&P or Moody’s rating as shown below, provided that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	30%
BBB+ to BBB-	Baa1 to Baa3	40%
BB+ to B- / NR	Ba1 to B3 / NR	60%
CCC+ to CCC-	Caa1 to Caa3	100%
Below CCC- or defaulted	Below Caa3 or defaulted	100%

(b)	Debt Concentration Factor

The “Debt Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if its related Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

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Issuer Position Concentration	Debt Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(c)	Debt Liquidity Adjustment

The “Debt Liquidity Adjustment” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if its percentage of Issue Size is equal to or greater than 10%.

Percentage of Issue Size	Debt Liquidity Adjustment
Less than 10%	0

5.	Country Concentration Factor -

The “Country Concentration Factor” for all Positions with a country of risk (as determined by BNPP) of a Country Tier specified below shall be equal to the greater of (a) the difference of (i) the quotient of (A) the Country Concentration for such Country Tier and (B) the Concentration Threshold for such Country Tier determined pursuant to the following table and (ii) one (1) and (b) zero (0).

Country Tier	Concentration Threshold
Tier 3 Country	20%
Tier 4 Country	1%

6.	Treasuries Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Treasuries shall be 6%.

7.	Positions Outside the Scope of this Appendix A -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix A shall be determined by BNPP in its sole discretion.

8.	One-off Collateral Requirements -

Notwithstanding anything to the contrary, BNPP, in its sole discretion, may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix A for a particular Position.

9.	Certain Definitions -

(a)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)	“Bloomberg” means the Bloomberg Professional service.

(c)	“Collateral Percentage” means the percentage as determined by BNPP according to this Appendix A.

(d)	“Collateral Requirements” means the collateral requirements determined in accordance with this Appendix A.

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(e)	“Country Concentration” means, with respect to a Country Tier, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) of such Country Tier and (ii) the absolute value of the Gross Market Value of all of Customer’s Positions, expressed as a percentage.

(f)	“Country Tier” means, as applicable, all Tier 1 Countries, Tier 2 Countries, Tier 3 Countries or Tier 4 Countries.

(g)	“Current Market Value” means, with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per unit of the relevant security (as determined by BNPP), which, for the avoidance of doubt, is expressed as a positive number whether or not such Position is held long.

(h)	“Days of Trading Volume” means, with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator, and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP in its sole discretion), as denominator.

(i)	“Emerging Market Securities” all positions with a country of risk (as determined by BNPP) of a Tier 2 Country, Tier 3 Country or Tier 4 Country.

(j)	“Equity Volatility” means, with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP in its sole discretion.

(k)	“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions.

(l)	“Issuer” means, with respect to a security, the ultimate parent company or similar term as used by Bloomberg, provided that if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock.

(m)	“Issuer Position Concentration” means, with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) issued by the same Issuer and (ii) absolute value of the Gross Market Value of all of Customer’s Positions, expressed as a percentage.

(n)	“Issue Size” means, with respect to a Position in a Debt Security of an Issuer, the Current Market Value of all such Debt Securities issued by the Issuer.

(o)	“Major Exchange” means a primary stock exchange, as determined by BNPP in its sole discretion.

(p)	“Moody’s” means Moody’s Investor Service, Inc.

(q)	“Percentage of Issue Size” means the quotient of (i) the Gross Market Value of all Positions of that issue and (ii) the Issue Size.

(r)	“Portfolio Gross Market Value” means the Gross Market Value of all of Customer’s Positions that are Eligible Securities.

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(s)	“Position Concentration” means, with respect to a Position, an amount equal to the quotient of (i) the absolute value of the Current Market Value of such Position and (ii) the Gross Market Value of all of Customer’s Positions, expressed as a percentage.

(t)	“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

(u)	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

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Execution Version

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AGREEMENT, (hereinafter "Agreement") dated as of December 1, 2010 among State Street Bank and Trust Company, a Massachusetts trust company, in its capacity as custodian hereunder ("Custodian"), each investment company listed on Exhibit A attached hereto (each individually and not collectively, a "Fund"), and BNP Paribas Prime Brokerage International, Ltd. (the "Counterparty").

WHEREAS, the Fund will provide pledged collateral to Counterparty to secure obligations owing by the Fund to the Counterparty under the account agreement included in the U.S. PB Agreement dated as of December 1, 2010 with the Counterparty (the “Account Agreement”); and

WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing of securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the "Margin Rules") and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit and the borrowing of securities from the Counterparty, the Fund and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of the Fund pursuant to a custody agreement (the “Custody Agreement”), is prepared to act as custodian for Collateral (as herein defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)            As used herein, capitalized terms have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account (as such term is herein defined) as is adequate under the Margin Rules and as set forth in the Account Agreement.

"Advice from Counterparty" means a notice or entitlement order (as defined in Section 8- 102 of the UCC (as defined herein)) delivered by an Authorized Representative of Counterparty to the Fund or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile-sending device; or (iii) in cases of calls for additional Collateral (as such term is herein defined) or notices referred to in paragraph 8 hereof, by telephone to a person designated by the Fund or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Fund or Custodian and confirmed in writing promptly thereafter. A duly-authorized officer of Counterparty will certify to Custodian, on Appendix A attached hereto, the names and signatures of those employees of Counterparty who are authorized to sign Advices from Counterparty (each, an “Authorized Representative of Counterparty”), which certification may be amended from time to time. The term “Authorized Representative of Counterparty” shall also include any person who has apparent authority as an officer, director, principal or manager of the Counterparty to sign Advices from Counterparty, even in the event that such person has not been specifically named on or provided a specimen signature on an Appendix A attached hereto.

"Business Day" means a day on which Custodian, the Fund and the Counterparty are open for business.

"Collateral" means U.S. cash, U.S. government securities, other U.S. margin-eligible securities or foreign margin-eligible securities (other than Japanese government bonds (“Foreign Securities”) acceptable to the Counterparty and Custodian which are pledged to the Counterparty as provided herein. With regard to Foreign Securities, the Fund and the Counterparty agree to the requirements and conditions that are described in Section 2(e) of this Agreement.

“Foreign Assets” means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund’s transactions in those investments.

“Instructions from Fund” means a request, direction or certification in writing signed in the name of the Fund by a person authorized by the Fund, on Appendix B attached hereto (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of the Fund by a person authorized in writing by the Fund.

(2)            (a) Upon instructions from the Fund, Custodian, in its capacity as a Securities Intermediary as defined in Revised Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate Collateral on its books and records as an account for Counterparty entitled “BNP Paribas Prime Brokerage International, Ltd. (“BNP”), for the benefit of [Name of the relevant Fund] pledgor to BNP” (“Special Custody Account”) and shall hold therein for the Counterparty as pledgee upon the terms of this Agreement all Collateral. The Fund agrees to limit segregation of Collateral so as not to exceed 50% of the Fund’s gross market value. The Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such Collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. The Fund agrees to instruct Custodian through Instructions from Fund as to the cash and specific securities which Custodian is to identify on its books and records as pledged to the Counterparty as Collateral in the Special Custody Account.

(b) The Fund agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Such Collateral (i) may be released only in accordance with the terms of this Agreement; and (ii) except as required to be released hereunder to the Counterparty, shall not be made available to the Counterparty or to any other person claiming through the Counterparty, including creditors of the Counterparty. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Fund which may be held by Custodian, subject to the interest therein of the Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Such security interest in any item of Collateral will terminate at such time as such item of Collateral is released to the Fund as provided in paragraph 4 hereof.

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Unless otherwise instructed in writing by the Fund, all distributions (other than those from a corporate action, redemptions or issuer calls) on Collateral received by the Custodian and any proceeds of transfer or other payments (other than those from corporate actions, redemptions or issuer calls) with respect to Collateral in the Special Custody Account, including, but not limited to, interest and dividends, shall not constitute Collateral and shall be delivered to the Fund’s custody account. Any distribution on Collateral from a corporate action, redemption or issuer call received by the Custodian shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

(c) The Fund, the Counterparty and Custodian agree that Collateral will be held for the Counterparty in the Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof in accordance with paragraph 8) as the Counterparty shall direct in an Advice from Counterparty, without further consent of the Fund.

(d) The Fund hereby grants a continuing security interest to the Counterparty in: (i) the Special Custody Account and all Collateral and other financial assets credited thereto, from time to time, (ii) its accounts with the Counterparty, and (iii) all proceeds of the foregoing to secure the Fund's obligations to the Counterparty under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(e) Custodian agrees to release Foreign Securities from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund or Custodian, to provide such an Advice from Counterparty to Custodian with respect to the Foreign Securities selected by the Fund directing the release of such Foreign Securities to the Fund if any of the following are satisfied: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) if there is prior receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to constitute Adequate Performance Assurance; or (iii) upon termination of the Fund's accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto. As between the Fund and Custodian, the Fund agrees that any buy-ins, fees, or penalties assessed in a non-U.S. market in connection with the sale, segregation, or substitution of Foreign Securities covered by this Agreement shall be solely the responsibility of the Fund, which agrees to indemnify and hold harmless Custodian in accordance with the terms of the Custody Agreement. The Fund hereby acknowledges that its instruction to Custodian to segregate any Foreign Security as Collateral signifies the Fund’s acceptance of Country Risk (as defined in the Custody Agreement) with regard to holding or transacting in such Foreign Security or in segregating such Foreign Security. The Fund and the Counterparty agree that the Fund shall not be required to physically move a Foreign Security from a foreign sub- custodian to the Custodian in order to pledge such Foreign Security. It shall be sufficient for purposes of any such pledge if the Custodian segregates Foreign Securities designated from time to time by the Fund on the Custodian’s books and records as being held pursuant to a foreign sub-custodian arrangement subject to such pledge. Notwithstanding the foregoing, such Foreign Securities may, upon the request of the Fund and subject to the satisfaction of the conditions contained in this sub-paragraph (e), be moved from the foreign sub-custodian account into the Fund’s custody account or Special Custody Account, as applicable. Furthermore, the parties agree that any attempt by the Fund to sell or trade any Foreign Security shall constitute a request by the Fund to the Counterparty to provide an Advice from Counterparty to the Custodian to release such Foreign Security and the Fund shall not be required to take any other action provided that Custodian or the Fund notifies Counterparty of such sale or trade.

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The Counterparty hereby acknowledges that with respect to any Foreign Securities that may be held by (x) Custodian (or its nominee), (y) a sub-custodian (or its nominee) within Custodian’s network of sub-custodians (each a “Sub-Custodian”), or (z) a depository or book- entry system for the central handling of securities in which Custodian or the Sub-Custodian are participants, there is a risk that local law, rule, regulation or market practice or the rules of any such Sub-Custodian or depository/book-entry system may be inconsistent with the application of New York law and the performance of Custodian’s obligations under the UCC. To the extent any such inconsistency inhibits Custodian’s performance of such obligations, the Counterparty hereby waives such performance. The parties hereby further acknowledge that Custodian gives no assurance that a security entitlement is created under the UCC at the Euroclear or Cedelbank level with respect to the Fund’s assets held in Euroclear or Clearstream or their successors.

(3)            Custodian will confirm in writing to the Counterparty and the Fund, within one (1) Business Day, all pledges, releases or substitutions of Collateral and will supply the Counterparty and the Fund with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise the Counterparty and the Fund upon reasonable request, of the kind and amount of Collateral pledged to the Counterparty.

(4)            Custodian agrees to release Collateral from the Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund or Custodian, to provide such an Advice from Counterparty to Custodian with respect to Collateral selected by the Fund directing the release of such Collateral to the Fund if any of the following are satisfied: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) if there is prior receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to constitute Adequate Performance Assurance; or (iii) upon termination of the Fund's accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto. It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance. Notwithstanding the foregoing, the parties agree that any attempt by Fund to sell or trade any Collateral shall constitute a request by Fund to the Counterparty to provide an Advice from Counterparty to Custodian to release such Collateral and Fund shall not be required to take any other action provided that Custodian or the Fund notifies Counterparty of such sale or trade.

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(5)            The Fund represents and warrants to the Counterparty that securities pledged to the Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the liens related to foreign custodian liens permitted by Rule 17f-5 of the Investment Company Act of 1940, as amended (the “1940 Act”) and the lien in favor of the Counterparty contemplated hereby.

(6)            Collateral shall at all times remain the property of the Fund subject only to the extent of the interest and rights therein of the Counterparty as the pledgee and secured party thereof. Other than liens for safe custody or administration of Foreign Assets granted to (x) any entity that is incorporated or organized under the laws of a country other than the United States or (y) a majority-owned direct or indirect subsidiary of a regulated and permitted U.S. bank or bank-holding company (other than Custodian or its affiliates) or (z) any creditors of any entity referenced in (x) or (y) above (other than Custodian or its affiliates), (a) Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and (b) Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have, or acquire with respect to, the Collateral including, without limitation, liens pursuant to the Custody Agreement. Except for the claims and interests of the Counterparty and the Fund, Custodian has not, to the best of its knowledge, received written notice of any claim to, or interest in, the Special Custody Account, any financial asset credited thereto or any security entitlement in respect thereof. Custodian shall use its commercially reasonable efforts to notify the Counterparty and the Fund as soon as practicable if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7)            The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the Account Agreement, and advise the Fund by 11:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Fund will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance. Counterparty will charge interest on debit balances in accordance with Counterparty’s policies as set forth in the Account Agreement and Counterparty will not pay interest on credit balances.

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(8)            (a)            The occurrence of the following constitutes a default by the Fund hereunder: there occurs an Event of Default (as defined in the Account Agreement) with respect to the Fund (a “Fund Default”).

(b)            Upon Counterparty’s determination that a Fund Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Fund (with a copy delivered to Custodian) in an Advice from Counterparty of such Fund Default (a “Counterparty Notice of Default”). No sooner than close of business on the next day after transmittal by Counterparty of the Counterparty Notice of Default, Counterparty may take any action permitted pursuant to the Account Agreement.

(9)            The Counterparty hereby covenants, for the benefit of the Fund, that the Counterparty will not instruct Custodian pursuant to an Advice from Counterparty to take any action in relation to the Collateral pursuant to paragraph 8 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 8. The foregoing covenant is for the benefit of the Fund only and shall in no way be deemed to constitute a limitation on Custodian’s obligation to act upon instructions pursuant to an Advice from Counterparty and Custodian’s obligation to act upon such instructions, which instructions, for the avoidance of doubt, may include directions to deliver Collateral to Counterparty other than pursuant to paragraph 8 (including for other permissible uses under the Account Agreement). Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between the Counterparty and the Fund. Custodian will, however, provide prompt telephone notice to an officer of the Fund of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

(10)          Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized. As between the Fund and Custodian, the terms of the Custody Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement; for the avoidance of doubt, each Advice from Counterparty shall be considered a “Proper Instruction” under the Custody Agreement and as such is subject to the terms of the Custody Agreement and, in particular, the Fund’s indemnity of the Custodian thereunder. As between Custodian and Counterparty, Counterparty shall indemnify and hold Custodian harmless from and against any losses or liabilities (including reasonable legal fees) imposed on or incurred by Custodian subsequent to the taking of any action, or arising out of any omission, of Custodian in compliance with any Advice from Counterparty, except to the extent that any such loss or liability (i) results from Custodian’s negligence, fraud, recklessness, willful misconduct or bad faith; or (ii) represents special, consequential, punitive, exemplary or incidental damages. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Counterparty without additional authorization or consent of the Fund.

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Neither Custodian nor Counterparty shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure, or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents. Neither Custodian nor Counterparty shall be liable for indirect, special or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

(11)          All charges for Custodian's services under this Agreement shall be paid by the Fund upon presentation of an invoice.

(12)          The Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by the Fund as a result of any transaction executed hereunder, or any other action taken or not taken by the Counterparty hereunder for the Fund's account at Fund's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of the Counterparty’s material breach of contract, negligence or willful misconduct.

(13)          No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the Counterparty, the Fund and Custodian.

(14)          Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention: J. M. Stratton, Senior Vice President
Facsimile No.: 617-662-0071
Telephone No.: 617-662-1776

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(b)	if to the Fund, to:	[Name of the relevant Fund]
Attention: Ron Palmer
Telephone No: 914-251-0880

(c)	if to the Counterparty, to:	BNP Paribas Prime Brokerage International, Ltd.
787 Seventh Avenue
New York, NY 10019
Attention: Tomer Seifan
Facsimile No.: 201-850-4602
Telephone No.: 212-471-6565
Attention: Alex Bergelson
Facsimile No.: 201-850-4601
Telephone No.: 212-471-6533

	with a copy to:	BNP Paribas
525 Washington Boulevard
Jersey City, NJ 07310
Attention: David Koppel
Facsimile No.: 201-850-4618
Telephone No.: 201-850-5391

Copies of Custodian's confirmations, statements and advices issued pursuant to paragraph 4 should be sent to:

State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention: J. M. Stratton, Senior Vice President
Facsimile No.: 617-662-0071
Telephone No.: 617-662-1776

(15)          Any of the parties hereto may terminate this Agreement by thirty (30) days prior written notice to the other parties hereto; provided, however, that the status of any Collateral pledged to the Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules. Upon termination of this Agreement or the Custody Agreement, all assets of the Fund held in the Special Custody Account shall be transferred to a successor custodian specified by the Fund and acceptable to the Counterparty in its sole discretion.

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(16)          Nothing in this Agreement prohibits the Counterparty, the Fund or Custodian from entering into similar agreements with others in order to facilitate options or other derivatives transactions.

(17)          Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Counterparty) relating to the Special Custody Account and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person.

(18)          If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(19)	All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)          This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflicts of law rules. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. The parties to this Agreement hereby submit to the exclusive jurisdiction of the courts of New York, including any appellate courts thereof. The parties to this Agreement also hereby agree to waive their rights to a jury trial.

(21)          This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

(22)          For the sake of clarity and construction, the parties hereto set forth their acknowledgment and agreement that if the Fund is a series of a Registrant then it is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and, for these reasons, the registrant named on the signature pages (“Registrant”) (if any) is executing this Agreement and any other document on behalf of such series, as the Fund and that such series will utilize the loans thus made on their behalf. Notwithstanding anything to the contrary in this Agreement, the Fund shall only be liable hereunder for the loans made to such Fund hereunder and interest thereon and for fees and expenses associated therewith, and in no event shall the Fund or its assets be held liable for the loans made to any other series of the Registrant or interest thereon or for the fees and expenses associated therewith nor shall the assets of the Fund be available to satisfy the liabilities of any other series of the Registrant.

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(23)          Each of Custodian, the Fund and the Counterparty agrees that it shall maintain, and shall instruct its past, present and future agents, attorneys and accountants to maintain, the confidentiality of the terms of this Agreement, and shall not discuss or disclose, nor authorize such agents, attorneys or accountants to discuss or disclose, directly or indirectly, to any person the existence or terms of this Agreement, other than as may be legally required pursuant to applicable law or regulation. Notwithstanding the foregoing, each party may disclose the existence or terms of this Agreement to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the relevant party’s business in connection with the exercise of such authority or claimed authority. Each of Custodian, the Fund and the Counterparty agrees that there shall be no publicity, directly or indirectly, concerning any aspect of this Agreement.

(24)          The Counterparty may assign its rights or any interest under this Agreement to BNP Paribas Prime Brokerage, Inc. upon the written consent of the Fund and the Custodian, such consent not to be unreasonably withheld.

[Remainder of Page Intentionally Left Blank]

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ALPINE GLOBAL DYNAMIC DIVIDEND FUND

By:	/s/ Ronald G. Palmer, Jr.

Title:	Chief Financial Officer

ALPINE GLOBAL PREMIER PROPERTIES FUND

By:	/s/ Ronald G. Palmer, Jr.

Title:	Chief Financial Officer

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:

Title:

STATE STREET BANK AND TRUST COMPANY

By:
By:	Michael F. Rogers
Title:	Executive Vice President

ALPINE GLOBAL DYNAMIC DIVIDEND FUND

By:

Title:

ALPINE GLOBAL PREMIER PROPERTIES FUND

By:

Title:

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Ellen Christian

Title:	/s/ Secondee

STATE STREET HBANK AND TRUST COMPANY

By:
By:	Michael F. Rogers
Title:	Executive Vice President

ALPINE GLOBAL DYNAMIC DIVIDEND FUND

By:

Title:

ALPINE GLOBAL PREMIER PROPERTIES FUND

By:

Title:

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:

Title:

STATE STREET HBANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
By:	Michel F. Rogers
Title:	Executive Vice President

Exhibit A

Alpine Global Dynamic Dividend Fund

Alpine Global Premier Properties Fund

APPENDIX A

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APPENDIX B

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